Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing of a Schedule 13G, and any amendments thereto, with respect to securities of ARC Group, Inc. and that this agreement be included as Exhibit 99.1 to such joint filing. Each of the undersigned acknowledges and agrees that he or it shall be responsible for the timely filing of any amendments thereto, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other person making the filing, unless he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of this 26th day of April, 2017.

KASTURI CHILDREN’S TRUST

By:	/s/ Stanford B. Gauthier, II
Stanford B. Gauthier, II
Trustee

/s/ Stanford B. Gauthier, II
Stanford B. Gauthier, II, individually